News Release

SINCLAIR REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

BALTIMORE (May 8, 2024) - Sinclair, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three months ended March 31, 2024.

Highlights:
•Met or exceeded first quarter guidance on Revenue, Media Expenses and Adjusted EBITDA
•Launched NextGen data solutions platform, Broadspan
•Settled all Diamond Sports Group, LLC (DSG) related outstanding litigation claims
•As of May 1, the Company has pre-booked $77 million in political advertising for the second half of the year through Election Day; this compares to $21 million as of May 1, 2020 and $28 million as of May 1, 2022

CEO Comment:
"Sinclair delivered solid first quarter results, meeting guidance expectations in our local media segment and exceeding Adjusted EBITDA expectations at Tennis Channel in the quarter. Core advertising trends remain solid in most categories, with our effective yield management and sales training processes driving industry-leading core growth over the past several quarters. We have significant retransmission agreements renewing this year, of which we are 42% completed as of the beginning of May. We continue to expect a mid-single digit two-year growth in net retransmission revenues from 2023 to 2025. We also announced the launch of Broadspan, our NextGen data solutions platform, that will deliver a unified suite of products to the marketplace, and at the same time announced our first NextGen commercial partner, Edgio. The time for the NextGen data distribution opportunity is now. The broadcast data distribution model has many benefits, such as a more efficient distribution of mass-consumption data, improved customer experience, and lower cost of data delivery compared to traditional one-to-one wireless solutions. We are very excited to see what the future holds for NextGen over the coming quarters and years. In summary, Sinclair is in a strong position for both the short and long term, with our emphasis on growing net retransmission revenues and maintaining industry leadership in core advertising revenue growth. Our strategic focus aligns with the anticipation of a record-breaking presidential election year, contributing to robust growth in Adjusted EBITDA throughout 2024. We have laid the groundwork for a promising future, and we are excited about the opportunities that lie ahead of us."

Recent Company Developments:

Content and Distribution:
•In January, Hulu launched carriage of Tennis Channel, T2, Comet and CHARGE! on Hulu + Live TV.
•In March, the Company reached a comprehensive, multiyear distribution agreement with Charter Communications, Inc. for continued carriage of Sinclair’s owned local broadcast stations and Tennis Channel.
•In May, the Company reached a comprehensive, multiyear distribution agreement with Cox Communications, Inc. for continued carriage of Sinclair’s owned local broadcast stations and Tennis Channel.
•Year-to-date, Sinclair's newsrooms have won a total of 47 journalism awards.

Community:
•In April, the Company held its second annual Sinclair Day of Service, whereby all employees were encouraged to volunteer that day for charitable causes. Over 1,300 employees volunteered a total of more than 3,700 hours that day.
Investment Portfolio:
•During the first quarter, the Company made capital investments of approximately $2 million in minority investments and received distributions, including exit payments, of approximately $52 million.
NextGen Broadcasting (ATSC 3.0):
•In April, the Company announced the launch of its Broadspan datacasting platform to enable data distribution capability across all current Sinclair NextGen Broadcast (ATSC 3.0) markets where it serves as the host station. Edgio, Inc., a leading content delivery network, will become the Company's first NextGen commercial partner.
•To date, the Company has launched NextGen Broadcast in 44 markets, including the recent launch of Portland, ME. NextGen Broadcast is now available in 75% of the TV households in Sinclair's licensed footprint.

Financial Results:
Three Months Ended March 31, 2024 Consolidated Financial Results:
•Total revenues increased 3% to $798 million versus $773 million in the prior year period. Media revenues increased 3% to $792 million versus $766 million in the prior year period.
•Total advertising revenues of $321 million increased 4% versus $309 million in the prior year period. Core advertising revenues, which exclude political revenues, were down 3% in the first quarter to $297 million versus $306 million in the prior year period.
•Distribution revenues of $436 million increased versus $426 million in the prior year period.
•Operating income of $42 million, including non-recurring transaction, implementation, legal, regulatory and other costs ("Adjustments") of $6 million, increased versus an operating income of $21 million in the prior year period, which included Adjustments of $6 million. Operating income, when excluding the Adjustments, was $48 million compared to operating income, excluding the Adjustments, of $27 million in the prior year period.
•Net income attributable to the Company was $23 million versus net income of $185 million in the prior year period. Excluding Adjustments, the Company had net income of $27 million.
•Adjusted EBITDA increased 13% to $136 million from $120 million in the prior year period.
•Diluted earnings per common share was $0.35 as compared to diluted earnings per common share of $2.64 in the prior year period. On a per-diluted-share basis, the impact of Adjustments was $(0.07), and the impact of Adjustments in the prior year period was $(0.07).

Segment financial information is included in the following tables for the periods presented. The Local Media segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services, and includes multicast networks and original content. The Local Media segment assets are owned and operated by Sinclair Broadcast Group, LLC (SBG). The Tennis segment consists primarily of Tennis Channel, a cable network which includes coverage of most of tennis' top tournaments and original professional sport and tennis lifestyle shows; the Tennis Channel International subscription and streaming service; Tennis Channel Plus streaming service; T2 FAST, a 24-hours a day free ad-supported streaming television channel; and Tennis.com. Other includes non-broadcast digital solutions, technical services, and other non-media investments. For periods presented subsequent to June 1, 2023 (the date of the reorganization), the assets of the Tennis segment and Other are owned and operated by Sinclair Ventures, LLC (Ventures). The highlights below include the divestiture of Stadium (May 2, 2023).

Three months ended March 31, 2024	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$384	$52	$—	$—	$436
Core advertising revenue	284	10	6	(3)	297
Political advertising revenue	24	—	—	—	24
Other media revenue	35	1	—	(1)	35
Media revenues	$727	$63	$6	$(4)	$792
Non-media revenue	—	—	9	(3)	6
Total revenues	$727	$63	$15	$(7)	$798

Media programming and production expenses	$383	$25	$—	$—	$408
Media selling, general and administrative expenses	183	12	5	(4)	196
Non-media expenses	2	—	12	(2)	12
Program contract payments	22	—	—	—	22
Corporate general and administrative expenses	41	1	—	16	58
Stock-based compensation	25	—	—	3	28
Non-recurring transaction, implementation, legal, regulatory and other costs	7	—	(1)	—	6
Adjusted EBITDA(a)	$128	$25	$(3)	$(14)	$136

Interest expense (net)(b)	$69	$—	$(4)	$—	$65
Capital expenditures	21	—	—	—	21
Distributions to the noncontrolling interests	2	—	—	—	2
Cash distributions from equity investments	26	—	51	—	77
Net cash taxes paid					—
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses; less program contract payments. Refer to the reconciliation at the end of this press release and the Company’s website. In the above table, Adjusted EBITDA equals total revenues minus media programming and production expenses, media selling, general and administrative expenses, non-media expenses, program contract payments, and corporate general and administrative expenses; plus stock-based compensation and non-recurring transaction, implementation, legal, regulatory and other costs.
(b)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

Three months ended March 31, 2023	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$381	$45	$—	$—	$426
Core advertising revenue	293	9	6	(2)	306
Political advertising revenue	3	—	—	—	3
Other media revenue	28	1	3	(1)	31
Media revenues	$705	$55	$9	$(3)	$766
Non-media revenue	—	—	8	(1)	7
Total revenues	$705	$55	$17	$(4)	$773

Media programming and production expenses	$371	$22	$8	$(3)	$398
Media selling, general and administrative expenses	175	10	6	—	191
Non-media expenses	6	—	6	—	12
Program contract payments	23	—	—	—	23
Corporate general and administrative expenses	32	—	—	26	58
Stock-based compensation	13	1	—	9	23
Non-recurring transaction, implementation, legal, regulatory and other costs	4	—	—	2	6
Adjusted EBITDA(a)	$115	$24	$(3)	$(16)	$120

Interest expense (net)(b)	$64	$—	$(5)	$—	$59
Capital expenditures	19	—	—	1	20
Distributions to the noncontrolling interests	4	—	—	—	4
Cash distributions from equity investments	—	—	36	—	36
Net cash taxes paid					2
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses; less program contract payments. Refer to the reconciliation at the end of this press release and the Company’s website. In the above table, Adjusted EBITDA equals total revenues minus media programming and production expenses, media selling, general and administrative expenses, non-media expenses, program contract payments, and corporate general and administrative expenses; plus stock-based compensation and non-recurring transaction, implementation, legal, regulatory and other costs.
(b)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

Consolidated Balance Sheet and Cash Flow Highlights of the Company:
•Total Company debt as of March 31, 2024 was $4,149 million, of which $4,134 million is SBG debt and $15 million is Ventures debt.
•In January, the Company repurchased $27 million of Term B Loans due 2026 for $25 million in cash.
•Cash and cash equivalents for the Company as of March 31, 2024 was $655 million, of which $337 million is SBG cash and $318 million is Ventures cash.
•As of March 31, 2024, 42.3 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 66.1 million common shares.
•In March, the Company paid a quarterly cash dividend of $0.25 per share.
•Capital expenditures for the first quarter of 2024 were $21 million.
•In March, the Company paid $50 million toward the total $495 million global settlement amount related to the litigation filed by Diamond Sports Group, LLC and DSG’s wholly-owned subsidiary, Diamond Sports Net, LLC, in July 2023, which settlement includes an amendment to the management services agreement between Sinclair Television Group, LLC (STG) and DSG. The initial $50 million was funded by Ventures.
•In April, the Company settled in cash the remaining $445 million global settlement amount, settling all claims associated with the litigation, without admitting fault or wrongdoing. Of the $445 million payment, $347 million was funded by STG and $98 million by Ventures. After factoring in corresponding tax benefits, additional management services agreement payments to STG of approximately $26 million to $62 million, and other miscellaneous items to be received by Sinclair in connection with the settlement, the net cost to Sinclair is expected to be approximately $250 million to $325 million. Including value to be received, the net amount for STG is expected to be approximately 55% to 60% of the total net cost with Ventures funding the remainder.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending June 30, 2024 and the twelve months ending December 31, 2024.

For the three months ending June 30, 2024 ($ in millions)	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
Core advertising revenue	$294 to 304	$16	$8	$(5)	$312 to 323
Political advertising revenue	$29 to 35				$29 to 35
Advertising revenue	$323 to 339	$16	$8	$(5)	$341 to 358
Distribution revenue	$383 to 385	$52	—	—	$435 to 437
Other media revenue	$38	$1	—	$(2)	$37
Media revenues	$744 to 763	$68	$8	$(7)	$813 to 832
Non-media revenue	—	—	$11	$(1)	$10
Total revenues	$744 to 763	$68	$19	$(7)	$823 to 843

Media programming & production expenses and media selling, general and administrative expenses	$571 to 574	$62	$6	$(7)	$632 to 635
Non-media expenses	$2	—	$15	—	$17
Program contract payments	$20	—	—	—	$20
Corporate overhead	$26	—	$1	$13	$40
Stock-based compensation	$10	—	—	—	$10
Non-recurring transaction and transition services, implementation, legal, and regulatory costs	$10	—	$1	—	$11
Adjusted EBITDA(a)	$142 to 164	$6	$(3)	$(13)	$132 to 155

Interest expense (net)(b)	$71	—	$(4)	—	$67
Total capital expenditures	$27 to 29	$1	—	—	$28 to 30
Distributions to the noncontrolling interests	$3	—	—	—	$3
Cash distributions from equity investments	—	—	$4	—	$4
Net cash tax payments					$7
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses; less program contract payments. In the above table, Adjusted EBITDA equals total revenues minus media programming and production expenses, media selling, general and administrative expenses, non-media expenses, program contract payments, and corporate general and administrative expenses; plus stock-based compensation and non-recurring transaction, implementation, legal, regulatory and other costs.
(b)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

For the twelve months ending December 31, 2024 ($ in millions)	Consolidated
Media programming & production expenses and media selling, general and administrative expenses	$2,481 to 2,484
Non-media expenses	$59
Program contract payments	$80
Corporate overhead	$168 to 169
Stock based compensation included in corporate, media, and non-media expenses above	$53
Non-recurring transaction, implementation, legal, and regulatory costs included in corporate, media, and non-media expenses above	$34

Interest expense (net)(a)	$270
Total capital expenditures	$105 to 110
Distributions to noncontrolling interests	$10
Cash distributions from equity investments	$83
Net cash tax payments	$165 to 175
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's first quarter 2024 results on Wednesday, May 8, 2024, at 4:30 p.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investor Relations/Events and Presentations." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 195393.

About Sinclair:
Sinclair, Inc. is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 185 television stations in 86 markets affiliated with all the major broadcast networks; owns Tennis Channel and multicast networks Comet, CHARGE!, TBD., and The Nest; and owns and provides services to 21 regional sports network brands. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and the nation’s largest streaming aggregator of local news content, NewsON. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended March 31,
	2024	2023
REVENUES:
Media revenues	$792	$766
Non-media revenues	6	7
Total revenues	798	773

OPERATING EXPENSES:
Media programming and production expenses	408	398
Media selling, general and administrative expenses	196	191
Amortization of program contract costs	19	22
Non-media expenses	12	12
Depreciation of property and equipment	25	24
Corporate general and administrative expenses	58	58
Amortization of definite-lived intangible assets	38	41
Loss on asset dispositions and other, net of impairment	—	6
Total operating expenses	756	752
Operating income	42	21

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(76)	(74)
Gain on extinguishment of debt	1	—
Income from equity method investments	14	31
Other income, net	40	11
Total other expense, net	(21)	(32)
Income (loss) before income taxes	21	(11)
INCOME TAX BENEFIT	4	204
NET INCOME	25	193
Net loss attributable to the redeemable noncontrolling interests	—	4
Net income attributable to the noncontrolling interests	(2)	(12)
NET INCOME ATTRIBUTABLE TO SINCLAIR	$23	$185
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR:
Basic earnings per share	$0.35	$2.65
Diluted earnings per share	$0.35	$2.64
Basic weighted average common shares outstanding (in thousands)	64,156	69,744
Diluted weighted average common and common equivalent shares outstanding (in thousands)	64,403	69,864

The Company considers Adjusted EBITDA to be an indicator of the Company's operating performance and the ability to service its debt. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation and ability to service its debt. The Company also discloses segment Adjusted EBITDA as an indicator of the operating performance of its segments in accordance with ASC 280, Segment Reporting.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended March 31,
	2024	2023
Reconciliation of Net Income to Adjusted EBITDA
Net income attributable to Sinclair	$23	$185
Add: Loss from redeemable noncontrolling interests	—	(4)
Add: Income from noncontrolling interests	2	12
Add: Income tax benefit	(4)	(204)
Add: Other income	(28)	—
Add: Income from equity method investments	(14)	(31)
Add: (Income) loss from other investments and impairments	(2)	1
Add: Gain on extinguishment of debt/insurance proceeds	(2)	—
Add: Interest expense	76	74
Less: Interest income	(9)	(12)
Less: Loss on asset dispositions and other, net of impairment	—	6
Add: Amortization of intangible assets & other assets	38	41
Add: Depreciation of property & equipment	25	24
Add: Stock-based compensation	28	23
Add: Amortization of program contract costs	19	22
Less: Cash film payments	(22)	(23)
Add: Non-recurring transaction, implementation, legal, regulatory and other costs	6	6
Adjusted EBITDA	$136	$120

Three months ended March 31, 2024	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Total revenues	$727	$63	$15	$(7)	$798
Media programming and production expenses	383	25	—	—	408
Media selling, general and administrative expenses	183	12	5	(4)	196
Depreciation and amortization expenses	58	5	1	(1)	63
Amortization of program contract costs	19	—	—	—	19
Corporate general and administrative expenses	41	1	—	16	58
Non-media expenses	2	—	12	(2)	12
Operating income (loss)	$41	$20	$(3)	$(16)	$42

Reconciliation of GAAP Operating Income to Adjusted EBITDA:
Operating income (loss)	$41	$20	$(3)	$(16)	$42
Depreciation and amortization expenses	58	5	1	(1)	63
Amortization of program contract costs	19	—	—	—	19
Program contract payments	(22)	—	—	—	(22)
Stock-based compensation	25	—	—	3	28
Adjustments	7	—	(1)	—	6
Adjusted EBITDA	$128	$25	$(3)	$(14)	$136

Three months ended March 31, 2023	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Total revenues	$705	$55	$17	$(4)	$773
Media programming and production expenses	371	22	8	(3)	398
Media selling, general and administrative expenses	175	10	6	—	191
Depreciation and amortization expenses	59	5	2	(1)	65
Amortization of program contract costs	22	—	—	—	22
Corporate general and administrative expenses	32	—	—	26	58
Non-media expenses	6	—	6	—	12
(Gain) loss on asset dispositions and other, net of impairment	(1)	—	7	—	6
Operating income (loss)	$41	$18	$(12)	$(26)	$21

Reconciliation of GAAP Operating Income to Adjusted EBITDA:
Operating income (loss)	$41	$18	$(12)	$(26)	$21
Depreciation and amortization expenses	59	5	2	(1)	65
Amortization of program contract costs	22	—	—	—	22
(Gain) loss on asset dispositions and other, net of impairment	(1)	—	7	—	6
Program contract payments	(23)	—	—	—	(23)
Stock-based compensation	13	1	—	9	23
Adjustments	4	—	—	2	6
Adjusted EBITDA	$115	$24	$(3)	$(16)	$120

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the rate of decline in the number of subscribers to services provided by traditional and virtual multi-channel video programming distributors (“Distributors”); the Company’s ability to generate cash to service its substantial indebtedness; the successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and Distributor affiliation agreements; the Company’s ability to identify and consummate acquisitions and investments, to manage increased financial leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the Company’s ability to compete for viewers and advertisers; pricing and demand fluctuations in local and national advertising; the appeal of the Company’s programming and volatility in programming costs; material legal, financial and reputational risks and operational disruptions resulting from a breach of the Company’s information systems; the impact of FCC and other regulatory proceedings against the Company; compliance with laws and uncertainties associated with potential changes in the regulatory environment affecting the Company’s business and growth strategy; the impact of pending and future litigation claims against the Company; the Company’s limited experience in operating or investing in non-broadcast related businesses; and any risk factors set forth in the Company’s recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.
###

Investor Contacts:
Christopher C. King, VP, Investor Relations
Billie-Jo McIntire, AVP, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com

Category: Financial